Exhibit 99.1

News Release

P.O. Box 110 • Route 5 • South Deerfield • MA • 01373-0110

FOR IMMEDIATE RELEASE

Contact: Gregory Hunt

(413) 665-8306, Ext. 4414

The Yankee Candle Company, Inc. Reports

Fiscal 2010 First Quarter Results

South Deerfield, MA – May 13, 2010 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (“Yankee Candle” or the “Company”) today announced financial results for the first quarter ended April 3, 2010. Yankee Holding Corp. is a holding company formed in connection with the Company’s Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is the parent company of The Yankee Candle Company, Inc.

Sales for the first quarter of 2010 were $141.0 million, an 18.2% increase from the prior year first quarter. Sales in the Company’s wholesale business increased by 23.1% versus the prior year first quarter. Retail sales were $73.7 million, an increase of $9.1 million or 14.2% from the first quarter of fiscal 2009. Retail store comparable sales increased by 9.4% over the prior year quarter. Total retail comparable sales, including the Consumer Direct business, increased by 9.1% compared to the prior year first quarter.

The Company incurred a net loss of $8.5 million for the first quarter of 2010 compared to a net loss of $11.5 million, for the first quarter of 2009. The net loss for the first quarter of 2010 included an unrealized loss of $3.1 million, net of tax, on interest rate swap agreements. The unrealized gains and losses for the prior year quarter were included in stockholders’ equity.

The Company presents EBITDA (earnings/loss from continuing operations before interest, income taxes, depreciation and amortization) and Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt. EBITDA for the first quarter of 2010 increased by 44.2% to $21.4 million, or 15.1% of sales, compared to $14.8 million, or 12.4% of sales for the prior year first quarter. Adjusted EBITDA for the first quarter of 2010 increased by 27.8% to $23.0 million, or 16.3% of sales, compared to $18.0 million, or 15.1% of sales for the prior year first quarter. Reconciliations of first quarter results to EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are included at the end of this press release.

“Our positive momentum continued in the first quarter as we were able to deliver improved results across all of our business units,” said Harlan Kent, the Company’s Chief Executive Officer. “Our Retail division saw another quarter of solid growth and positive comparable sales, while both our Wholesale and International businesses delivered strong double-digit sales growth in the quarter. We also continue to focus intently on cost control and productivity initiatives, which together with the top line growth allowed us to deliver strong gains in Adjusted EBITDA over the prior year quarter.”

First Quarter Highlights:

•

Retail sales were $73.7 million, an increase of $9.1 million or 14.2% from the first quarter of fiscal 2009, driven primarily by an increase in comparable store sales and new stores opened after the first quarter of 2009. Comparable store sales increased by 9.4% compared to the prior year first quarter. Total retail comparable sales, including the Consumer Direct business, increased by 9.1% compared to the prior year first quarter.

•

Wholesale sales were $67.3 million in the first quarter, an increase of $12.6 million or 23.1% from the prior year first quarter. The increase was driven primarily by an increase in sales in our International business (consisting of our European operations and International distributors) coupled with increased sales to existing domestic wholesale accounts driven by the continued momentum of our Target business and increased sales in our Gift Channel.

“We are of course encouraged by the improving trends in the overall economic and consumer environment during the first quarter and by the solid performance of our businesses,” said Mr. Kent. “We believe that we have plans in place designed to drive further profitable growth in our business and to continue to capitalize on any further improvement in economic conditions and consumer shopping patterns. At the same time, we plan to maintain our focus on productivity and efficiency measures in order to meet our cash flow and debt repayment goals.”

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss its first quarter results. The dial-in number is (800) 860-2442, for International Calls the dial-in number is (412) 858-4600. When greeted by the operator, request the conference by stating the Company and the host’s last name (Yankee Candle/Kent) or reference the conference title (Q1 2010 Yankee Candle Earnings Conference Call). This call is being webcast by MultiVu and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information ten minutes prior to the start of the conference.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee Candle has a 40-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 20,800 store locations, a growing base of Company owned and operated retail stores (498 Yankee Candle Stores located in 43 states as of April 3, 2010), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 4,000 store locations and distributors covering a combined 46 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2010, managements estimates of the cost of any restructuring plans and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of the ongoing economic situation and any continued deterioration in consumer confidence or spending; the impact of our Merger with affiliated investment funds of Madison Dearborn Partners, LLC on our financial and operating results; the risk that the substantial indebtedness incurred in connection with the Merger, and the debt agreements entered into in connection therewith, might restrict our ability to operate our business and pursue certain business strategies; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands)

(Unaudited)

	Thirteen Weeks Ended April 3, 2010			Thirteen Weeks Ended April 4, 2009
Sales:
Retail	$73,695	52.28%		$64,552	54.15%
Wholesale	67,280	47.72%		54,666	45.85%

Total sales	140,975	100.00%		119,218	100.00%

Cost of sales	62,312	44.20%		51,767	43.42%

Gross profit	78,663	55.80%		67,451	56.58%

Selling expenses:
Retail	40,024	54.31	%(A)	37,213	57.65	%(A)
Wholesale	9,544	14.19	%(B)	8,027	14.68	%(B)

Total selling expenses	49,568	35.16%		45,240	37.95%

General & administrative expenses	16,679	11.83%		15,362	12.89%
Restructuring charge	800	0.57%		748	0.63%

Income from operations	11,616	8.24%		6,101	5.12%
Interest income	—	0.00%		(10)	-0.01%
Interest expense	19,807	14.05%		21,715	18.21%
Other expense	4,732	3.36%		1,437	1.21%

Loss before benefit from income taxes	(12,923)	-9.17%		(17,041)	-14.29%
Benefit from income taxes	(4,676)	-3.32%		(7,094)	-5.95%

Loss from continuing operations	(8,247)	-5.85%		(9,947)	-8.34%

Loss from discontinued operations, net of income taxes	(255)	-0.18%		(1,542)	-1.29%

Net loss	$(8,502)	-6.03%		$(11,489)	-9.64%

(A)	Retail selling expenses as a percentage of retail sales.
(B)	Wholesale selling expenses as a percentage of wholesale sales.

Yankee Holding Corp. And Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	April 3, 2010	January 2, 2010
ASSETS

Current Assets:
Cash	$4,047	$9,095
Accounts receivable, net	40,248	43,928
Inventory	68,078	59,530
Prepaid expenses and other current assets	20,039	12,094
Deferred tax assets	10,578	11,208

Total Current Assets	142,990	135,855
Property and Equipment, net	124,414	124,768
Marketable Securities	1,447	1,168
Deferred Financing Costs	17,787	18,731
Other Assets	935,299	938,558

Total Assets	$1,221,937	$1,219,080

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$26,254	$21,648
Accrued payroll	7,523	15,613
Other accrued liabilities	48,635	63,450

Total Current Liabilities	82,412	100,711
Deferred Compensation Obligation	1,499	1,369
Long-Term Debt	1,015,125	989,125
Deferred Rent	10,673	10,643
Deferred Tax Liabilities	91,951	91,706
Other Long-Term Liabilities	3,777	2,283
Stockholders’ Equity	16,500	23,243

Total Liabilities And Stockholders’ Equity	$1,221,937	$1,219,080

Yankee Holding Corp.

April 3, 2010 Earnings Release

Supplemental Data

	Year to Date	Total
YCC Retail Stores	0	498
Wholesale Customer Locations - North America	1,629	20,795
Wholesale Customer Locations - Europe	337	3,977
Square Footage - Gross	(72)	962,523
Square Footage - Selling	61	744,305
Total Comp Stores & Consumer Direct Sales Change %	9%
YCC Retail Comp Store Count	464	464
Sales per Square Foot (1)	$523
Store Count	467
Average store square footage, gross (2)	1,638
Average store square footage, selling (2)	1,254
Gross Profit (3)
Retail $	$48,362
Retail %	65.6%
Wholesale $	$30,301
Wholesale %	45.0%

Segment Profit (3)
Retail $	$8,338
Retail %	11.3%
Wholesale $	$20,758
Wholesale %	30.9%

Depreciation & Amortization (3)	$10,704

Inventory per Store	$31,176

Inventory Turns (4)	3.50

Capital Expenditures (3)	$4,516

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships.
(2)	Excludes S. Deerfield/Williamsburg Flagships.
(3)	Dollars in thousands.
(4)	Based on a 13 month average inventory divided by 12 month rolling COGS.

Reconciliation of EBITDA and Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “EBITDA” and “Adjusted EBITDA”, both of which are non-GAAP financial measures. EBITDA represents earnings/loss from continuing operations before interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. We believe the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business. We believe EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management evaluates our business, and because these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

EBITDA and Adjusted EBITDA are calculated as follows:

	Thirteen weeks ended	Thirteen weeks ended
	April 3, 2010	April 4, 2009

Net loss	$(8,502)	$(11,489)
Loss from discontinued operations, net of income taxes	255	1,542
Benefit from income taxes	(4,676)	(7,094)
Interest expense, net - excluding amortization of deferred financing fees	23,573	20,557
Amortization of deferred financing fees	811	1,122
Depreciation	6,507	6,763
Amortization	3,385	3,407

EBITDA from continuing operations	21,353	14,808
Equity-based compensation (a)	329	202
MDP advisory fees	375	375
Purchase accounting (b)	310	411
Restructuring (c)	800	748
Realized (gains) losses on foreign currency (d)	(143)	1,472

Adjusted EBITDA	$23,024	$18,016

(a)	Non-cash charges related to equity-based compensation.
(b)	Represents purchase accounting adjustments as a result of the Merger in 2007.
(c)	Includes costs associated with employee severance, lease related terminations and other costs associated with the restructuring of the business.
(d)	Represents transaction (gains) losses on settlements of our intercompany receivable with our foreign subsidiary and transaction (gains) losses from foreign vendors and customers.